ARROW FINANCIAL CORPORATION

PROFIT SHARING PLAN

PURPOSE:

The Profit Sharing Plan (“The Plan”) of Arrow Financial Corporation and its Subsidiaries (“Company”) provides cash payments to all eligible employees for superior performance resulting in increased shareholder equity.

PLAN YEAR:

January 1- December 31.

ELIGIBLILITY:

Plan membership begins automatically on the January 1, April 1,  July 1 or  October 1 after you complete a year of service during which you work a minimum of 1,000 hours.  Executive Officers covered by the Short Term Incentive Plan are not eligible to participate in this Plan.

AVAILABLE PROFIT SHARING POOL:

Each year, the Board of Directors, or the Personnel Committee, will determine an amount of that year’s Company net income, if any, to be put into a profit sharing pool to be distributed among eligible employees in accordance with a formula to be determined by the Board/Committee.

CASH BONUS AWARD:

Eligible participants shall receive a cash award from the pool, if any.  Individual awards for participants whose membership begins after January 1 or who retire or change classification during the Plan Year will be pro-rated. Payments shall be made on the next regular pay date following the Board/Committee meeting at which the Pool is approved, generally in December of the Plan Year.

TERMINATION:

In the event of a participant’s termination prior to December 1, in any Plan Year, any rights to or obligations of the Company to pay profit sharing compensation resulting from that year’s earnings shall terminate.

DEATH OR RETIREMENT:

In the event of the death or retirement of a participant during any Plan Year, the cash bonus award shall be paid in accordance herewith.

RESERVATIONS:

The Plan shall not be deemed to give any employee any vested interest or assignable right, and shall not be deemed an asset by any employee, heir or assignee. The Board of Directors reserves the right to alter, modify, or terminate the Plan, thereby altering, amending or terminating any or all participants’ rights under this plan at any time, including following a Plan Year, but prior to payment.

EFFECTIVE DATE:

The effective date of the Plan is January 1, 1992 with amendments made on 5/19/93 and 5/24/94.